LAIDLAW INTERNATIONAL, INC. ANNOUNCES FIRST QUARTER
FISCAL 2007 RESULTS

- Consolidated Revenue Increased by 1%; Education Services Revenue Grew by 8%
- EBITDA Was $142 Million
- $500 Million Share Repurchase Program Completed
- Quarterly Dividend of $0.17 Declared

NAPERVILLE, IL, January 4, 2007 — Laidlaw International, Inc. (NYSE: LI) today announced its financial results for the first quarter ended November 30, 2006. Consolidated revenue for the first quarter of fiscal 2007 was $858 million, an increase of $11 million, and income from continuing operations was $40 million, a decrease of $18 million, as compared to the previous year. Earnings per share from continuing operations was $0.50 per common share as compared to $0.58 per common share for the prior year.

“We enjoyed a solid first quarter,” said Kevin E. Benson, President and Chief Executive Officer of Laidlaw International. “Education Services showed strong revenue growth while its reduced earnings reflected the investments we are making to improve operating efficiencies and provide for future margin expansion. Greyhound continued with its strong performance, but its results were overshadowed by last year’s exceptional first quarter.”

Quarter Results
An 8% growth in revenue at Education Services, fueled by new business and price increases, more than offset the impact of a $25 million reduction of revenue at Greyhound. The decline in revenue at Greyhound was due in part to unusually strong hurricane- related demand in the first quarter of last year, and fewer passengers this year as a result of price increases and network changes instituted to improve operating efficiencies and profitability.

EBITDA of $142 million was down 9% from the prior year and EBITDA margin decreased to 16.5%. At Education Services, increases in spending associated with the development of systems designed to lower future operating costs, startup costs attributable to driver shortages in select markets and the large number of new contracts initiated during the quarter, and higher fuel costs reduced EBITDA margins and EBITDA as compared to prior year. Greyhound’s EBITDA was down $9 million as a result of lower revenue due to softer travel volume and the realization in the first quarter of fiscal 2006 of a one-time gain of $5 million from a business interruption insurance claim associated with the September 11, 2001 terrorist attacks. Public Transit’s EBITDA and EBITDA margin declined slightly as new contract revenue nearly offset the impact of the loss of a major contract.

EBITDA is a non-GAAP financial measure, representing operating income plus depreciation and amortization. Schedules reconciling EBITDA to income from continuing operations and EBITDA to cash used by operating activities are presented as a supplement to this release.

Key Balance Sheet Items
As of November 30, 2006, Laidlaw had cash and cash equivalents of $96 million and debt outstanding of $812 million. Net capital expenditures for the first quarter of fiscal 2007 were $110 million, as compared to $55 million in the prior year, and reflected the early delivery of vehicles at our Education Services segment. Laidlaw anticipates filing its Form 10-Q which includes more complete information with the Securities Exchange Commission on January 5, 2007.

Share Buyback and Distributions
During the quarter, Laidlaw completed its $500 million share repurchase plan with the purchase of 2.5 million shares for approximately $69 million. The Board of Directors approved a quarterly dividend of $0.17 per share of Laidlaw’s common stock payable on February 6, 2007 to all shareholders of record at the close of business on January 16, 2007.

Outlook
Based on Laidlaw International’s performance to date, senior management is maintaining the guidance for fiscal 2007 that it originally provided. The Company expects 2007 revenue to increase two to four percent, as compared to 2006, driven largely by volume and price growth at Education Services.

EBITDA for fiscal 2007 is projected to be in the range of $470 million to $500 million. The anticipated improvement in EBITDA is expected to come principally from Greyhound as its network improvements mature and its operating lease expenses decline in conjunction with the reduction of leased buses. At Education Services, a continuation of expenses associated with operating improvement projects underway are expected to mitigate the positive impact of its increase in revenue.

Earnings per share from continuing operations is anticipated to be $1.35 to $1.55 per share. Net capital expenditures for fiscal 2007 are projected to be $230 million to $260 million.

Annual Meeting
Laidlaw will hold its Annual Meeting of Stockholders on February 9, 2007, at 11:00 am at Hilton – Lisle/Naperville, 3003 Corporate West Drive, Lisle, Illinois. Stockholders of record as of December 14, 2006 will be entitled to vote at the annual meeting.

Conference Call Details
The Company will hold a conference call hosted by senior management to discuss the financial results on Friday, January 5, 2007 at 10:00 a.m. (eastern time). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

866-425-6195 – (US and Canada)

973-935-8752 – (International)

A replay will be available immediately after the conference call through February 5, 2007. To access the replay, dial 877-519-4471 (U.S and Canada) or 973-341-3080 (International); access code: 8274925. Additionally, the web cast will be archived on the company’s website.

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to,

•	Economic and other market factors, including competitive pressures and changes in pricing policies;

•	The ability to implement initiatives designed to increase operating efficiencies or improve results;

•	Costs and risks associated with litigation and indemnification obligations;

•	Changes in interpretations of existing, or the adoption of new, legislation, regulations or other laws;

•	The potential for rising labor costs and actions taken by organized labor unions;

•	Continued increases in prices of fuel and potential shortages;

•	Control of costs related to accident and other risk management claims;

•	Terrorism and other acts of violence;

•	The ability to produce sufficient future taxable income to allow us to recover our deferred tax assets;

•	The ability to pay dividends to shareholders;

•	Potential changes in the mix of businesses we operate; and

•	The inability to earn sufficient returns on pension plan assets thus requiring increased funding.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects as may be detailed in the Company’s other filings made from time to time with the Securities and Exchange Commission, in particular the Company’s Risk Factors as set forth in its most recently filed Annual Report on Form 10-K.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in millions except per share amounts)
	(unaudited)
	Three Months Ended
	November 30,
	2006		2005
Revenue		$858.1	$846.8

Compensation expense		421.3	406.7
Vehicle related costs		59.6	63.1
Fuel		69.9	65.3
Insurance and accident claim costs		43.8	47.1
Occupancy costs		38.4	38.7
Depreciation and amortization		62.0	58.6
Other operating expenses		83.3	70.6

Operating income		79.8	96.7
Interest expense		(14.9)	(5.5)
Other income (expense), net		(1.9)	1.8

Income from continuing operations before income taxes		63.0	93.0
Income tax expense		(22.9)	(35.0)

Income from continuing operations		40.1	58.0
Income from discontinued operations	—		0.3

Net income		$40.1	$58.3

Basic earnings per share
Continuing operations		$0.50	$0.58
Discontinued operations	—		—

Net income		$0.50	$0.58

Diluted earnings per share
Continuing operations		$0.50	$0.58
Discontinued operations	—		—

Net income		$0.50	$0.58

Dividends per share		$0.17	$0.15

Average shares outstanding		79.9	100.2
Effect of dilutive securities		0.6	0.4

Average shares outstanding assuming dilution		80.5	100.6

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended November 30,
	2006	2005
Revenue
Education services	$501.7	$463.7
Greyhound	279.5	304.6
Public transit	76.9	78.5
Consolidated	$858.1	$846.8

EBITDA
Education services	$111.9	$115.4
Greyhound	25.6	34.9
Public transit	4.3	5.0
Consolidated	$141.8	$155.3

EBITDA Margins
Education services	22.3%	24.9%
Greyhound	9.2%	11.5%
Public transit	5.6%	6.4%
Consolidated	16.5%	18.3%
Net Capital Expenditures	$110.3	$54.5

EBITDA is presented as a supplemental disclosure because management uses this measure to evaluate performance and allocate resources, and believes it provides useful information regarding our ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP) and is not indicative of operating income or cash flows from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

EBITDA is presented as a supplemental disclosure because management uses this measure to evaluate performance and allocate resources, and believes it provides useful information regarding our ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP) and is not indicative of operating income or cash flows from operations as determined under GAAP.

A reconciliation of EBITDA to income from continuing operations is presented below ($ in millions):

Three months ended November 30,
	2006	2005
EBITDA	$141.8	$155.3
Depreciation and amortization	(62.0)	(58.6)
Interest expense	(14.9)	(5.5)
Other income (expense), net	(1.9)	1.8
Income tax expense	(22.9)	(35.0)

Income from continuing operations	$40.1	$58.0

A reconciliation of EBITDA to cash used by operating activities is presented below
($ in millions):

	Three months ended November 30,
	2006	2005
EBITDA	$141.8	$155.3
Cash paid for interest	(10.4)	(3.5)
Cash paid for income taxes	(7.9)	(0.8)
Cash received from other income (expense), net	1.9	1.8
Non-cash adjustments to EBITDA	(0.7)	2.9
Cash used by changes in operating assets and liabilities	(172.9)	(171.6)

Cash used by operating activities	$(48.2)	$(15.9)